EXHIBIT 21.1

SUBSIDIARIES OF PREMIERE GLOBAL SERVICES, INC.

SUBSIDIARY	JURISDICTION OF ORGANIZATION
American Teleconferencing Services, Ltd.	Missouri
Budget Conferencing Inc.	Canada
Clarinet, Inc.	Georgia
Communications Network Enhancement Inc.	Delaware
Enterprise Care Teleconferencing (Asia) Pty Ltd.	Australia
iMeet, Inc.	Delaware
Intellivoice Communications, LLC	Delaware
NetConnect Systems Ltd.	United Kingdom
NetConnect Systems GmbH	Germany
Netspoke, Inc.	Delaware
Premiere Communications, Inc.	Florida
PCI Network Services, Inc.	Georgia
PGS Premiere Conferencing Private Limited	India
Premiere Conferencing (Canada) Limited	Canada
Premiere Conferencing E.U.R.L.	France
Premiere Conferencing GmbH	Germany
Premiere Conferencing (Hong Kong) Limited	Hong Kong
Premiere Conferencing (Ireland) Limited	Ireland
Premiere Conferencing (Japan), Inc.	Japan
Premiere Conferencing Limited	New Zealand
Premiere Conferencing (Malaysia) Sdn. Bhd.	Malaysia
Premiere Conferencing Networks, Inc.	Georgia
Premiere Conferencing Pte. Ltd.	Singapore
Premiere Conferencing Pty Limited	Australia
Premiere Conferencing Spain Srlu	Spain
Premiere Conferencing (UK) Limited	United Kingdom
Premiere Global Brazil Value Added Services Limited	Brazil
Premiere Global Services Denmark APS	Denmark
Premiere Global Services Finland OY	Finland
Premiere Global Services International S.a. r.l.	Luxembourg
Premiere Global Services Italy Srl	Italy
Premiere Global Services Korea Ltd.	Korea
Premiere Global Services Norway AS	Norway
Premiere Global Services Sweden AB	Sweden
Premiere Global Services Switzerland GmbH	Switzerland
Premiere Global Telecommunication Technology (Shanghai) Co., Ltd.	China
Ptek, Inc.	Georgia
Ptek Investors I LLC	Delaware
Ptek Ventures I LLC	Delaware
RCI Acquisition Corp.	Georgia
Voice-Tel Enterprises, LLC	Delaware
Xpedite Systems Holdings (UK) Limited *	United Kingdom

*In process of changing name to Premiere Conferencing Holdings (UK) Limited